NEWS RELEASE FOR IMMEDIATE RELEASE	Company Contact:
Stanley J. Musial
Chief Financial Officer
(302) 456-6789
www.sdix.com

Strategic Diagnostics Reports First Quarter Results

NEWARK, Del., May 6, 2004 - Strategic Diagnostics Inc. (Nasdaq: SDIX)- a leading provider of antibody products and rapid analytical and bio-detection test systems for the food safety and water quality markets, today reported financial results for the first quarter ended March 31, 2004.

Revenue for the first quarter of 2004 was $6.4 million compared to $6.5 million in the first quarter of 2003. The net income in the first quarter of 2004 increased 25% to $418,000, compared to net income of $335,000 in the prior year quarter.

Food safety revenues in the first quarter of 2004 increased 30% to $2.2 million from $1.7 million in the first quarter of 2003. The Company introduced a new test to detect genetically modified (GM) traits in the Brazilian soy testing market during the quarter, which helped increase sales in the agricultural testing product line by 28% versus the prior year. Approximately 8 million acres of GM soy planted in Brazil in 2003 are now being harvested. It is believed that much of this crop was planted with black market seed acquired illegally from Argentina. The Monsanto Value Capture Program, utilizing SDI tests, is designed to alert grain elevator operators of trucks entering their facilities with GM soybean containing Monsanto’s Roundup Ready® trait. This program is designed to allow Monsanto to collect royalties from Brazilian farmers that have planted its genetically modified seed without paying technology rights.

Also contributing to the food safety group’s performance, food pathogen test kit sales increased 39% in the first quarter of 2004 versus the same quarter in the prior year, and 14% versus the fourth quarter of 2003. During the first quarter of 2004, the Company continued its product development efforts on its Listeria product and expects to commercially launch the product late in the second quarter of 2004.

Increases in food safety revenues in the first quarter of 2004 were partially offset by continued reductions in StarLinkTM test kit sales, which were approximately $237,000 in the first quarter of 2004 compared to $415,000 in the same quarter in the prior year. The StarLink™ trait was discontinued in 2001, and the Company expects the rate of testing for this trait to diminish at a more rapid rate.

Water quality revenues in the first quarter of 2004 decreased 13% to $1.5 million from $1.7 million in the first quarter of 2003. Decline in US-based sales for the Company’s remediation and pesticide test kits was a contributor to this performance. Remediation kit sales have historically have had a high churn rate associated with the nature of the engineering projects they support. These projects typically have a timeline of 6 to 24 months. A new project must replace a discontinued project to provide the Company with sustained revenue. The Company has seen a decrease in the number of new remediation project starts. The decline in government projects and the exhaustion of superfund monies are both expected to be long-term contributors to poor performance of our water quality business in the US markets.

The Company also saw a decrease in the number of Microtox® and Deltatox® instruments sold in the first quarter of 2004 to 20, compared to 30 instruments sold in the same period in the prior year. The larger number of instruments sold in 2003 was the result of several drinking water utilities purchasing the units as a means of emergency response to the threat of terrorist water contamination rather than more traditional purchases for general water toxicity monitoring purposes.

Antibody revenues in the first quarter of 2004 decreased 10% to $2.7 million from $3.0 million in the first quarter of 2003. The Company reported a slowdown in sales beginning in the third quarter of last year. The business has continued to add new customers and has not seen a loss of customers. However, purchases from existing customers have slowed over the last three quarters, particularly in the polyclonal antibody services area. The Company believes that there are several contributing factors to this slowdown in customer orders, including customer order pattern, new test platforms which require less reagent per test produced, and cyclical decreases in new antibody development work. Included in the antibody revenues in the first quarter of 2004 is $156,000 of revenue associated with the Company’s sale of certain “catalog” inventories that were written-off in the fourth quarter of 2003.

The Company did not generate any contract and other revenue in the first quarter of 2004 compared to $115,000 in the same period in the prior year, as the Company continued to place greater emphasis on devoting its research and development resources on internal projects, particularly in the food safety category.

Gross profits (total revenues less manufacturing costs) increased $203,000, or 6%, to $3.8 million in the first quarter of 2004 compared to $3.6 million in the prior year quarter, and gross margins increased to 60% in 2004 from 56% in 2003. The increase in gross profits was primarily driven by a decrease in manufacturing expenses of $333,000 to $2.5 million in the first quarter of 2004 compared to $2.8 million in same quarter in the prior year, reflecting the Company’s ongoing efforts on process improvement in supply chain management and manufacturing areas. Also contributing to the increase in gross profits for the first quarter of 2004 was the $156,000 in revenue associated with the Company’s sale of certain “catalog” inventories that were written-off in the fourth quarter of 2003, which was partially offset by the lack of contract and other revenue in this period.

Research and development spending was $689,000 or 11% of net revenues, in the first quarter of 2004, compared to $716,000 in the prior year first quarter.

Selling, general and administrative expenses were $2.5 million in the first quarter of 2004, compared to $2.4 million in the same quarter in the prior year. Included in selling, general and administrative expense in the first quarter of 2004 is $100,000 associated with the termination of a distribution reseller agreement for an instrument, or reader, for the electronic interpretation of strip test lines.  The Company continues to see an opportunity and market for electronic readers in the future, but has determined that the specific technology underlying this instrument was not going to be marketable in its current format.

Pre-tax income totaled $617,000 in the first quarter of 2004 compared to $512,000 in the prior year first quarter, primarily driven by the improvements in gross margin.

Commenting on the first quarter 2004 results Matthew H. Knight, the Company’s President and CEO, stated, “First quarter results reflect a mix of business where the improvement in one market offset a poor business environment in other areas. Clearly, we have yet to see the “breakout” demand and sales performance expected for several of our products and programs. We have thoroughly reviewed our development efforts and have aggressively undertaken a rework of our offerings where necessary. In early March, we announced that Rick Foster joined the Company as our new Vice President of Sales. Rick brings a strong process focus to the sales organization and is already having an impact on our efforts to build a team of sales professionals and develop the appropriate channels to market. We are building a process-centered Company, with a hard working team of people with higher expectations for performance and productivity in all of our business functions.”

In other news, the Company reported that it held its Annual Meeting of Stockholders on Tuesday, May 4, 2004 and Messrs. Defieux, Lotman, Ramey and Waechter were elected as Class II directors and the proposal to amend the Company’s 2000 Stock Incentive Plan to increase the number of shares for issuance under the plan from 3,200,000 to 4,000,000 was approved.

Conference Call
A conference call to review first quarter results is scheduled for 11:00 a.m. EDT today. The dial-in number for the live conference call will be 877-407-8031 (201-689-8031 outside the U.S.). A live webcast of the conference call will be available on the Company’s Web site, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 2:00 p.m. EDT on May 6 through 11:59 p.m. on May 7. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 1628 and conference ID 102832.

About Strategic Diagnostics Inc.
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI’s test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. FeedChek™, Trait Chek™, GMO QuickChek™, and GMO Chek™ are pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, ability to deliver new products on time and within budget, retention of customers and employees, adequate supply of raw materials, inability to obtain or delays in obtaining third party or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	March 31,	December 31,

	2004	2003

ASSETS
Current Assets :
Cash and cash equivalents	$5,950	$5,158
Receivables, net	4,195	3,795
Inventories	3,198	3,230
Deferred tax asset	1,137	1,336
Other current assets	743	502

Total current assets	15,223	14,021

Property and equipment, net	3,834	3,947
Other assets	3	3
Deferred tax asset	8,347	8,347
Intangible assets, net	6,918	6,957

Total assets	$34,325	$33,275

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities :
Accounts payable	$632	$788
Accrued expenses	1,684	1,342
Current portion of long term debt	652	211

Total current liabilities	2,968	2,341

Long-term debt	931	983

Stockholders' Equity
Preferred stock, $.01 par value, 20,920,648 shares authorized,
no shares issued or outstanding	—	—
Common stock, $.01 par value, 35,000,000 shares authorized,
19,235,546 and 19,200,488 issued and outstanding
at March 31, 2004 and December 31, 2003, respectively	192	192
Additional paid-in capital	36,165	36,140
Accumulated deficit	(5,844	(6,262)
Cumulative translation adjustments	97	73

Total stockholders' equity	30,426	29,951

Total liabilities and stockholders' equity	$34,325	$33,275

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,

	2004	2003

NET REVENUES:

Product related	$6,350	$6,365
Contract and other	—	115

Total net revenues	6,350	6,480

OPERATING EXPENSES:
Manufacturing	2,520	2,853
Research and development	689	716
Selling, general and administrative	2,528	2,387

Total operating expenses	5,737	5,956

Operating income	613	524

Interest income (expense), net	4	(12)

Income before taxes	617	512

Income tax expense	199	177

Net income	418	335

Basic net income per share	$0.02	$0.02

Shares used in computing basic net income
net income per share	19,211,000	18,939,000

Diluted net income per share	$0.02	$0.02

Shares used in computing diluted net income
net income per share	19,742,000	19,495,000